Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Siebert Financial Corp. of our report dated March 30, 2022 and amended on May 20, 2022, relating to the consolidated financial statements, which appears on page 38 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference of us under the heading “Experts” in this Registration Statement.

/s/ BAKER TILLY US, LLP

New York, New York

December 29, 2022

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